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                                                                    EXHIBIT 3.15


                           ARTICLES OF INCORPORATION
                                       OF
                       AMERISTAR CASINO KANSAS CITY, INC.


        The undersigned, being a natural person of the age of eighteen years or more, for the purpose of forming a corporation under The General and Business Corporation Law of Missouri, does hereby adopt the following Articles of
Incorporation:

        FIRST. The name of the Corporation is:

                       Ameristar Casino Kansas City, Inc.

        SECOND. The address, including street and number, of its initial registered office in the State of Missouri is 1201 Walnut, Suite 2800, Kansas City, Missouri 64106, and the name of its initial registered agent at such address is SMF Registered Services, Inc.

        THIRD. The purpose for which the Corporation is formed is to engage in any lawful business for which corporations may be organized under The General and Business Corporation Law of Missouri, including, without limitation, to develop, own and operate an excursion gambling boat and related facilities.

        FOURTH.

                (a) The aggregate number of shares which the Corporation shall have authority to issue shall be Thirty Thousand (30,000) shares of common stock, of the par value of $1.00 per share.

                (b) No holder of any shares of stock or any other securities of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any shares of stock of the Corporation of any class, whether now or hereafter authorized or whether issued for cash, property or services or as a dividend or otherwise, or to subscribe for or purchase any obligations, bonds, notes, debentures, other securities or stock convertible into shares of stock of the Corporation of any class or carrying or evidencing any right to purchase shares of stock of any class.

                (c) Section 351.459 (as amended from time to time) of The General and Business Corporation Law of Missouri shall not apply to any business combination (as defined in such law from time to time) of the Corporation with any interested shareholder (as defined in such law from time to time) of the Corporation.

                (d) Section 351.407 (as amended from time to time) of The General and Business Corporation Law of Missouri shall not apply to "control share acquisitions" (as defined in such law from time to time) of shares of this Corporation.

        FIFTH. The name and place of residence of the incorporator are as follows:

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
                   Name                                   Residence
                   ----                                   ---------
               David W. Frantze                    1201 Walnut, Suite 2800
                                                   Kansas City, Missouri 64106

        SIXTH. The number of directors to constitute the Board of Directors of the Corporation is one (1). Directors need not be shareholders of the Corporation unless the Bylaws of the Corporation require them to be shareholders.

        With respect to the election of directors, cumulative voting is not permitted and, thus, no shareholder entitled to vote in the election of directors shall have the right to cast as many votes in the aggregate as shall equal the number of votes held by the shareholder in the Corporation, multiplied by the number of directors to be elected at the election, for one candidate, or distribute them among two or more candidates.

        SEVENTH. The duration of the Corporation is perpetual.

        EIGHTH. The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, unless otherwise required by law, the Bylaws of the Corporation may from time to time be altered, amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote with respect thereto; or (ii) by resolution adopted by a majority of the full Board of Directors at a meeting thereof; or (iii) by unanimous written consent of all the shareholders entitled to vote with respect thereto or all the directors in lieu of a meeting; provided, however, that the power of the directors to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, may be denied as to any Bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

        NINTH. The Corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts such person's office or position and in its Bylaws, by contract, or in any other manner, may agree to indemnify and protect any director, officer, employee or agent of the Corporation, or any person who serves at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent from time to time permitted by the laws of the State of Missouri.

        TENTH. The books of the Corporation (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) may be kept at any place within or without the State of Missouri.

        ELEVENTH. Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person" to, a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or


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not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

        TWELFTH. The Corporation reserves the right to alter, amend or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter permitted or prescribed by the statutes of Missouri, and all rights and powers conferred herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation as of October 9, 2000.




                                        ______________________________
                                        David W. Frantze, Incorporator


STATE OF MISSOURI     )
                      )  SS.
COUNTY OF JACKSON     )

        I, Erin Dudley, a notary public, do hereby certify that on the 9th day of October, 2000, personally appeared before me, David W. Frantze, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true.




                                        ______________________________
                                        Notary Public

(NOTARIAL SEAL)

My commission expires:
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